Press Release

COWEN ANNOUNCES SECOND QUARTER 2018 FINANCIAL RESULTS

Strong Q2 Execution Builds on Record Q1 Results to
Represent the Company's Best First Half Performance Since Inception

New York, NY - July 26, 2018 - Cowen Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the second quarter ended June 30, 2018.
Second Quarter Financial Highlights
GAAP

•	Revenue rose 46% year over year to $234.6 million compared to $160.5 million in the prior year period.

•	Net income attributable to common stockholders was $3.7 million or $0.12 per diluted common share compared to $5.7 million or $0.19 per diluted common share in the prior year period.
Economic Income (Non-GAAP)

•	Revenue increased 36% year over year to $234.3 million compared to $171.9 million in the prior year period.

•	The Company also generated Economic Income of $21.7 million or $0.71 per diluted share compared to Economic Income of $11.5 million or $0.39 per diluted share in the prior year period.
Operating Highlights

•
On a GAAP and Economic Income basis, investment banking revenue increased 32% and 25% from the second quarter 2017 to $84.8 million and $80.0 million, respectively. The quarter was again led by strong performance in equity financings as well as a growing contribution from advisory and non-healthcare sectors.

•
Brokerage revenue rose 62% and 69% from the second quarter 2017 to $103.3 million and $113.2 million on a GAAP and Economic Income basis, respectively. The increase was primarily attributable to the acquisition of Convergex in June 2017.

•	As of July 1, 2018, assets under management were $10.9 billion, a $40 million increase from April 1, 2018.

•
On a GAAP basis, the compensation to revenue ratio was 47%, unchanged versus the prior year period. On an Economic Income basis, the compensation to revenue ratio declined to 56% from 58% due to a shift in business mix as a result of the Convergex acquisition.

•
Book value per share increased to $23.37 as of June 30, 2018, compared to $21.82 as of December 31, 2017. Tangible book value per share grew to $20.40 as of June 30, 2018, compared to $18.77 as of December 31, 2017.

Summary Financial Highlights

(Dollar amounts in millions, except per share information)	Three Months Ended					Six Months Ended
	June 30,			March 31,		June 30,
	2018	2017	%	2018	%	2018	2017	%

GAAP:
Revenue	$234.6	$160.5	46%	$251.4	(7)%	$486.0	$275.5	76%
Net income (loss) attributable to Cowen common stockholders	$3.7	$5.7	(36)%	$15.2	(76)%	$18.9	$7.0	168%
Earnings (loss) per share (diluted)	$0.12	$0.19	(38)%	$0.50	(76)%	$0.62	$0.24	154%

Economic Income (non-GAAP):
Economic income revenue	$234.3	$171.9	36%	$241.5	(3)%	$475.8	$300.5	58%
Economic income (loss) attributable to Cowen	$21.7	$11.5	88%	$24.1	(10)%	$45.8	$17.0	169%
Economic income per share (diluted)	$0.71	$0.39	81%	$0.79	(10)%	$1.50	$0.59	155%

Note: Amounts may not add due to rounding. A reconciliation of Economic Income (Loss) to net income appears under the section, "Summary Economic Income (Loss) to GAAP Reconciliation."

Jeffrey M. Solomon, Chief Executive Officer of Cowen, said, "Our second quarter was a continuation of favorable trends we experienced in our record first quarter where our businesses benefited from a robust capital raising environment, elevated trading volumes, and strong performance in our investment management products. In addition, we continued to gain momentum in scaling our businesses, driving margin, diversifying revenue streams and harmonizing our balance sheet activities with our operating businesses to generate more accretive returns for shareholders. Altogether, our results and progress for the first and second quarter of 2018 culminated in Cowen’s strongest six month performance since the Company’s formation in 2009."

GAAP Financial Review

Summary GAAP Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended					Six Months Ended
	June 30,			March 31,		June 30,
	2018	2017	%	2018	%	2018	2017	%

Revenue	$234.6	$160.5	46%	$251.4	(7)%	$486.0	$275.5	76%
Net income (loss) attributable to Cowen	$5.4	$7.4	(27)%	$16.9	(68)%	$22.3	$10.4	113%
Preferred stock dividends	$1.7	$1.7	—%	$1.7	—%	$3.4	$3.4	—%
Net income (loss) attributable to Cowen common stockholders	$3.7	$5.7	(36)%	$15.2	(76)%	$18.9	$7.0	168%

Earnings (loss) per share (diluted)	$0.12	$0.19	(38)%	$0.50	(76)%	$0.62	$0.24	154%

Note: Amounts may not add due to rounding.

Revenue was $234.6 million compared to $160.5 million in the second quarter of 2017. The increase was primarily due to the acquisition of Convergex in June 2017 and strong performance in investment banking as well as an increase in interest and dividends attributable to securities financing activities.

Interest and dividend expense was $24.3 million compared to $12.2 million in the prior year period. This was primarily attributable to securities finance activities related to the June 2017 acquisition of Convergex.

Employee compensation and benefits expense increased $29.7 million from the prior year period to $131.8 million. The increase was primarily due to $74.0 million in higher revenue, which resulted in a higher compensation and benefits accrual.

Reinsurance-related expense of $9.9 million increased $2.6 million from the year ago period. This increase was due to additional reinsurance policies in force.

Operating, general, administrative and other expenses increased $21.3 million year over year to $75.3 million. The increase was primarily related to higher floor brokerage and trade execution costs, due to higher brokerage revenue, as well as increased marketing and business development expenses, legal and other professional fees, depreciation and amortization, and increased occupancy costs, which are mostly related to the acquisition of Convergex in June 2017.

Depreciation and amortization expense of $3.2 million increased $0.1 million from the prior year period. The increase was primarily related to an increase in amortization of intangible assets and depreciable assets related to the acquisition of Convergex in June 2017.

Other income was $47.1 million compared to $57.3 million in the prior year period. The decrease was primarily related to a decrease in performance of the Company's own invested capital offset partially by the bargain purchase gain related to the acquisition of Convergex during June 2017.

Income tax expense was $4.0 million compared to an income tax benefit of $0.8 million in the prior year quarter. This change was primarily attributable to the Company’s increased pre-tax book income, partially offset by the impact of the new reduced statutory Federal tax rate enacted as part of the Tax Cuts and Jobs Act of 2017.

Net income attributable to redeemable non-controlling interests increased by $3.5 million to $24.6 million from the prior year period. The increase was primarily the result of an increase in income earned by the event driven and private healthcare consolidated funds in the current year period.

Capital

Select Balance Sheet Data

(Amounts in millions, except per share information)	June 30,	Dec. 31,	June 30,
	2018	2017	2017

Cowen Inc. stockholders' equity	$793.2	$748.0	$833.9
Common equity (CE)	$691.9	$646.7	$732.6
Tangible common equity (TCE)	$604.0	$556.1	$638.5

Book value per share (CE/CSO)	$23.37	$21.82	$23.58
Tangible book value per share (TCE/CSO)	$20.40	$18.77	$20.55

Common shares outstanding (CSO)	29.6	29.6	31.1

Reconciliation of GAAP Cowen Inc. stockholders' equity to tangible common equity:

Cowen Inc. stockholders' equity	$793.2	$748.0	$833.9
Less:
Preferred stock	101.3	101.3	101.3
Common equity (CE)	$691.9	$646.7	$732.6

Less:
Goodwill & intangibles	87.9	90.6	94.1
Tangible common equity (TCE)	$604.0	$556.1	$638.5

Note: Amounts may not add due to rounding.

Stockholders' equity decreased to $793.2 million as of June 30, 2018 from $833.9 million as of June 30, 2017. The decrease was primarily due to the re-measurement of the Company's deferred tax assets based on the lower corporate Federal rate under The Tax Cuts and Jobs Act, enacted on December 22, 2017 of $47 million which was partially offset with 2018 earnings and a reclassification to equity of an embedded conversion option associated with convertible debt (upon shareholder approval of share settlement on June 26, 2018).

Share Repurchase Program

In the second quarter 2018, the Company repurchased $3.3 million of its common stock, or 218,088 shares, under the Company's existing share repurchase program. Approximately $14.1 million remains available for repurchase under the existing program.

Outside the share repurchase program, in the second quarter 2018, the Company acquired approximately $3.5 million of shares as a result of a net share settlement relating to the vesting of equity awards, or 223,803 shares.

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses (iv) certain costs associated with debt and (v) preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes incentive fees during periods when the fees are not yet crystallized for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

Economic Income (Non-GAAP) Financial Review

Summary Economic Income (Loss) Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended					Six Months Ended
	June 30,			March 31,		June 30,
	2018	2017	%	2018	%	2018	2017	%

Revenue	$234.3	$171.9	36%	$241.5	(3)%	$475.8	$300.5	58%
Economic Income (Loss)	$21.7	$11.5	88%	$24.1	(10)%	$45.8	$17.0	169%

Economic Income (Loss) per share (diluted)	$0.71	$0.39	81%	$0.79	(10)%	$1.50	$0.59	155%

Note: Amounts may not add due to rounding. NM indicates not meaningful.

Summary Economic Income (Loss) to GAAP Reconciliation

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(Per share information)	2018	2017	2018	2018	2017

Economic Income (Loss) per share (diluted)	$0.71	$0.39	$0.79	$1.50	$0.59
Adjustments:
Preferred dividends	(0.06)	(0.06)	(0.06)	(0.11)	(0.12)
Income Taxes	(0.14)	0.03	(0.22)	(0.36)	(0.04)
Uncrystallized incentive fees	(0.05)	—	(0.01)	(0.07)	—
Amortization of discount on convertible debt	(0.06)	—	—	(0.06)	—
Debt extinguishment costs	(0.02)	—	—	(0.02)	—
Unrealized gain (loss) on conversion option (a)	(0.26)	—	0.01	(0.25)	—
Restructuring	—	(0.29)	—	—	(0.29)
Bargain purchase gain	—	0.26	—	—	0.27
Transaction-related and other costs	—	(0.14)	(0.01)	(0.01)	(0.17)
GAAP earnings (loss) per share (diluted)	$0.12	$0.19	$0.50	$0.62	$0.24

Note: Amounts may not add due to rounding.

(a) Prior to our June 26, 2018 shareholder meeting, the embedded conversion option feature associated with our convertible notes (due 2022) was recognized at fair value in accordance with GAAP as a derivative liability. The profit and loss movement related to that liability was associated with the movement of our stock price. Subsequent to receiving shareholder approval for share settlement the embedded conversion option was reclassified to equity and will no longer result in profit and loss movements.

Total Economic Income revenue was $234.3 million compared to $171.9 million in the second quarter of 2017, an increase of 36%.  The increase in Economic Income revenue was primarily attributable to an increase in investment banking and brokerage activity.

Interest expense decreased $0.2 million to $4.1 million compared with $4.3 million in the prior year period. Interest expense relates to debt issued.

Net of interest expense, Economic Income revenue was $230.2 million versus $167.6 million in the prior year quarter.

Economic Income Revenue

	Three Months Ended					Six Months Ended
	June 30,			March 31,		June 30,
(Dollar amounts in millions)	2018	2017	%	2018	%	2018	2017	%

Investment banking	$80.0	$64.1	25%	$93.9	(15)%	$174.0	100.7	73%
Brokerage	113.2	67.0	69%	114.1	(1)%	227.3	119.3	90%
Management fees	12.5	14.4	(13)%	13.1	(5)%	25.6	28.3	(10)%
Incentive income	9.4	11.0	(15)%	5.2	80%	14.6	14.0	4%
Investment income (loss)	20.0	14.2	41%	14.3	40%	34.3	35.8	(4)%
Other revenues	(0.7)	1.3	(157)%	0.9	(181)%	0.2	2.4	(93)%
Total Revenue	$234.3	$171.9	36%	$241.5	(3)%	$475.8	$300.5	58%

Note: Amounts may not add due to rounding.

Total expenses were $205.5 million compared to $153.4 million in the prior year period. Items included are discussed below.

•
Compensation and benefits expense was $131.3 million compared to $100.4 million in the second quarter 2017. The increase was due to higher revenue during the 2018 period as compared to 2017, which resulted in a higher compensation and benefits accrual. The compensation to revenue ratio was 56% compared to 58% for the prior year period. The lower compensation to Economic Income revenue ratio was due to a shift in the Company's overall business mix as a result of the acquisition of Convergex in June 2017.

•	Fixed non-compensation expenses increased 17% year over year to $34.9 million from $29.8 million. The increase was attributable to the acquisition of Convergex in June 2017.

•
Variable non-compensation expenses were $37.2 million compared to $21.9 million in the second quarter 2017. The increase was primarily related to higher floor brokerage and trade execution costs related to the acquisition of Convergex in June 2017, which included a mix of higher variable cost businesses (as a percentage of revenue).

•
Reimbursements from affiliates, which relate to the investment management segment, decreased $0.2 million to $0.4 million for the three months ended June 30, 2018, compared to $0.6 million in the prior year period.

•
Net income attributable to redeemable non-controlling interests increased by $0.5 million to $2.5 million for the three months ended June 30, 2018 compared with $2.0 million in the prior year period. Non-controlling interest represents the portion of net income or loss attributable to certain non-wholly owned subsidiaries that is allocated to the Company's partners in those subsidiaries.

Economic Operating Income, which represents Economic Income before depreciation and amortization, was $24.7 million, a 74% increase from the prior year period of $14.2 million.

Depreciation expense was $1.7 million compared to $1.3 million in the prior year period. The increase was due to an increase in depreciable assets acquired during the Convergex acquisition in June 2017.

Amortization expense was $1.3 million, which was unchanged versus the prior year period.

Investment Management Segment

Assets Under Management

As of July 1, 2018, the Company had assets under management of $10.9 billion, a $40 million increase from April 1, 2018.

Management fees were $11.8 million compared to $13.6 million in the prior year quarter. The decrease was primarily related to a decrease in management fees from the healthcare royalty business and one of the Company's other funds.

Incentive income was $9.4 million compared to $11.0 million in the prior year quarter. This decrease was primarily related to a decrease in performance fees from the multi-strategy business partially offset by the private healthcare business.

Investment income for the segment was $16.9 million, compared to $9.3 million in the second quarter 2017. The increase was primarily related to an increase in performance of the Company's own invested capital.

Investment Bank Segment

Brokerage revenue increased $46.2 million to $113.2 million in the second quarter 2018 compared to $67.0 million in the second quarter 2017. This was primarily attributable to the acquisition of Convergex in June 2017.

Investment banking revenue was $80.0 million, a 25% increase over the prior year period.  The increase was primarily due to higher equity underwriting and advisory activity.

Investment Banking Revenue Summary

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollar amounts in millions)	2018	2017	2018	2017
Equity Underwriting	$64.5	$56.1	$143.8	$88.2
Debt Underwriting	1.0	—	1.3	(0.1)
Advisory	14.5	8.0	28.9	12.5
Total	$80.0	$64.1	$174.0	$100.7

Investment Banking Transaction Count

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Equity Underwriting	30	31	66	54
Of which bookrun:	22	18	50	32
Debt Underwriting	1	—	2	—
Advisory	10	2	15	4
Total	41	33	83	58

Investment income for the segment was $3.1 million versus $4.9 million in the second quarter 2017.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2018 second quarter results on Thursday, July 26, 2018, at 9:00 am ET.  The call can be accessed by dialing 1-(855) 760-0961 domestic or 1-(631) 485-4850 international.  The passcode for the call is 1074406.  A replay of the call will be available beginning at 12:00 pm ET July 26, 2018 through 12:00 pm ET August 2, 2018.  To listen to the replay of this call, please dial 1-(855) 859-2056 domestic or 1-(404) 537-3406 international and enter passcode 1074406. The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Inc.

Cowen Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides investment management, investment banking, research, sales and trading, prime brokerage, global clearing and commission management through its two business segments: Cowen Investment Management and its affiliates make up the Company’s investment management segment, while Cowen and Company, a member of FINRA and SIPC, and its affiliates make up the Company’s investment bank segment. Cowen Investment Management provides investment management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors, global clearing and commission management services and also a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide.  To download Cowen’s investor relations app, which offers access to SEC filings, news releases, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Investor Relations Contacts

Cowen Inc.
Stephen Lasota, Chief Financial Officer, (212) 845-7919
Nancy Wu, (646) 562-1259

Liolios Group, Inc.
Matt Glover, Cody Slach, Najim Mostamand, CFA
949-574-3860
COWN@liolios.com

Source: Cowen Inc.

Cowen Inc.
GAAP Preliminary Unaudited Condensed Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue
Investment banking	$84,826	$64,146	$182,814	$100,699
Brokerage	103,285	63,845	209,018	114,379
Management fees	7,373	8,656	14,790	17,364
Incentive income	48	3,726	64	4,272
Interest and dividends	25,109	7,917	51,063	13,006
Reimbursement from affiliates	336	495	713	2,147
Aircraft lease revenue	419	1,043	1,134	2,102
Reinsurance premiums	9,226	7,682	17,873	14,771
Other	876	1,345	2,212	2,745
Consolidated Funds revenues	3,075	1,675	6,276	4,016
Total revenue	234,573	160,530	485,957	275,501
Interest and dividends	24,306	12,211	48,846	22,141
Total net revenue	210,267	148,319	437,111	253,360
Expenses
Employee compensation and benefits	131,845	102,111	266,985	178,784
Reinsurance claims, commissions and amortization of deferred acquisition costs	9,924	7,275	18,655	13,453
Operating, general, administrative and other expenses	75,304	53,990	151,523	93,591
Depreciation and amortization expense	3,194	3,132	6,419	6,160
Restructuring costs	—	8,541	—	8,541
Consolidated Funds expenses	3,149	2,748	5,580	7,711
Total expenses	223,416	177,797	449,162	308,240
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	16,719	18,719	32,688	44,775
Bargain purchase gain	—	7,946	—	7,946
Gain/(loss) on debt extinguishment	(556)	—	(556)	—
Consolidated Funds net (losses) gains	30,985	30,613	48,850	43,959
Total other income (loss)	47,148	57,278	80,982	96,680

Income (loss) before income taxes	33,999	27,800	68,931	41,800
Income tax expense/(benefit)	3,993	(785)	10,916	1,126
Net income (loss)	30,006	28,585	58,015	40,674
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	24,607	21,145	35,763	30,250
Net income (loss) attributable to Cowen Inc.	5,399	7,440	22,252	10,424
Preferred stock dividends	1,698	1,698	3,396	3,396
Net income (loss) attributable to Cowen Inc. common stockholders	$3,701	$5,742	$18,856	$7,028

Earnings (loss) per share:
Basic	$0.12	$0.20	$0.64	$0.25
Diluted	$0.12	$0.19	$0.62	$0.24

Weighted average shares used in per share data:
Basic	29,769	28,634	29,688	27,852
Diluted	30,720	29,474	30,460	28,860

 Appendix: Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses (iv) certain costs associated with debt and (v) preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes incentive fees during periods when the fees are not yet crystallized for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Cowen Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Three Months Ended June 30, 2018
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$84,826	$(4,784)	(g)	$—	$80,042
Brokerage	103,285	9,901	(b)	—	113,186
Management fees	7,373	4,500	(a)	613	12,486
Incentive income	48	9,306	(a)(g)	8	9,363
Investment income	—	19,954	(c)(f)	—	19,954
Interest and dividends	25,109	(25,109)	(c)	—	—
Reimbursement from affiliates	336	(401)	(e)	65	—
Aircraft lease revenue	419	(419)	(f)	—	—
Reinsurance premiums	9,226	(9,226)	(d)	—	—
Other revenues	876	(1,596)	(d)	—	(721)
Consolidated Funds	3,075	—		(3,075)	—
Total revenue	$234,573	$2,126		$(2,389)	$234,310

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(d) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).
(g) Economic Income (Loss) presents underwriting expenses net of investment banking revenues and records income from uncrystallized incentive fees.

Cowen Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Three Months Ended June 30, 2017
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$64,146	$—		$—	$64,146
Brokerage	63,845	3,148	(b)	—	66,993
Management fees	8,656	5,094	(a)	605	14,355
Incentive income	3,726	4,464	(a)	2,779	10,969
Investment income	—	14,192	(c)(f)	—	14,192
Interest and dividends	7,917	(7,917)	(c)		—
Reimbursement from affiliates	495	(570)	(e)	75	—
Aircraft lease revenue	1,043	(1,043)	(f)	—	—
Reinsurance premiums	7,682	(7,682)	(d)	—	—
Other revenues	1,345	(72)	(d)	—	1,273
Consolidated Funds	1,675			(1,675)	—
Total revenue	$160,530	$9,614		$1,784	$171,928

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(d) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).

Cowen Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Six Months Ended June 30, 2018
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$182,814	$(8,848)	(g)	$—	$173,966
Brokerage	209,018	18,239	(b)	—	227,257
Management fees	14,790	9,006	(a)	1,816	25,613
Incentive income	64	14,478	(a)(g)	17	14,559
Investment income	—	34,255	(c)(f)	—	34,256
Interest and dividends	51,063	(51,063)	(c)	—	—
Reimbursement from affiliates	713	(846)	(e)	133	—
Aircraft lease revenue	1,134	(1,134)	(f)	—	—
Reinsurance premiums	17,873	(17,873)	(d)	—	—
Other revenues	2,212	(2,045)	(d)	—	166
Consolidated Funds	6,276	—		(6,276)	—
Total revenue	$485,957	$(5,831)		$(4,310)	$475,817

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(d) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).
(g) Economic Income (Loss) presents underwriting expenses net of investment banking revenues and records income from uncrystallized incentive fees.

Cowen Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Six Months Ended June 30, 2017
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$100,699	$—		$—	$100,699
Brokerage	114,379	4,927	(b)	—	119,306
Management fees	17,364	9,805	(a)	1,133	28,302
Incentive income	4,272	6,490	(a)	3,267	14,029
Investment income	—	35,816	(c)(f)	—	35,816
Interest and dividends	13,006	(13,006)	(c)	—	—
Reimbursement from affiliates	2,147	(2,300)	(e)	153	—
Aircraft lease revenue	2,102	(2,102)	(f)	—	—
Reinsurance premiums	14,771	(14,771)	(d)	—	—
Other revenues	2,745	(367)	(d)	—	2,378
Consolidated Funds	4,016	—		(4,016)	—
Total revenue	$275,501	$24,492		$537	$300,530

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(d) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).